Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS IMPROVED RESULTS FOR
SECOND QUARTER FISCAL 2010
-- Motor Home Unit Deliveries Increase over 250 Percent --

FOREST CITY, IOWA, March 18, 2010– Winnebago Industries, Inc. (NYSE:WGO), the leading United States motor home manufacturer, today reported improved financial results for the Company’s second quarter of fiscal year 2010.

Revenues for the second quarter of fiscal 2010 ended February 27, 2010 were $110.5 million, an increase of 247 percent, versus $31.8 million for the second quarter of fiscal 2009. The second quarter of fiscal 2010 was positively impacted by a significant increase in motor home unit deliveries, particularly in the Class A category, which resulted in an increase in production volumes and greater efficiencies and higher utilization of the manufacturing facilities. The Company reported an operating loss of $1.9 million for the quarter, versus an operating loss of $18.6 million for the second quarter of fiscal 2009. Net income for the second quarter was $706,000 versus a net loss of $10.4 million for the second quarter of fiscal 2009. On a diluted per share basis, the Company had net income of $.02 for the second quarter of fiscal 2010 versus a net loss of $.36 for the second quarter of fiscal 2009.  The net income for the second quarter reflected the positive impact of $2.2 million in tax benefits associated with various tax planning initiatives and tax settlements; however, no tax benefits have been recorded on second quarter fiscal 2010 pre-tax losses which are not immediately subject to refund.

Revenues for the first six months of fiscal 2010 were $191.5 million, an increase of 89 percent, versus revenues of $101.2 million for the first six months of fiscal 2009. The Company reported an operating loss of $7.8 million for the first six months of fiscal 2010, versus an operating loss of $35.5 million for the first six months of fiscal 2009. Net loss for the first six months of fiscal of 2010 was $638,000, or $.02 per diluted share, versus an operating loss of $2.0 million, or $.69 per diluted share for the first six months of the last fiscal year.  The net loss for the first six months of fiscal 2010 reflected the positive impact of $4.9 million in tax benefits associated with additional fiscal year 2009 net operating loss carryback due to recent tax law changes and the additional $2.2 million of second quarter tax benefits associated with various tax planning initiatives and tax settlements; however, no tax benefits have been recorded on the first six months of fiscal 2010 pre-tax losses which are not immediately subject to refund.

“We are pleased to see a continued trend of sequential growth in revenues and gross profit,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. "After hitting our lowest shipment levels in decades during the second quarter last year, we have seen improvement in revenues and gross profit each quarter since that time. We also saw a sequential increase in dealer inventory this past quarter for the first time in two years as we increased our production levels to satisfy our sales order backlog. While we are encouraged with these improvements, the economic outlook remains uncertain and we believe retail sales will be the key driver to sustain our recovery and for continued growth going forward."

Winnebago Industries’ sales order backlog was 1,159 motor homes at February 27, 2010, an increase of 246.0% compared to the end of the second quarter of fiscal 2009.

According to Statistical Surveys, Inc., the retail reporting service for the RV industry, Winnebago Industries continues to lead the industry in retail sales of Class A and Class C motor homes combined with 19.2 percent for calendar 2009, compared to 18.3 percent for calendar 2008.

Cash and equivalents increased by $5.0 million in the first six months of fiscal 2010. A major component of this was the receipt of a federal tax refund of $21.9 million. As a result, cash and cash equivalents at the end of the quarter were $41.6 million.

Separately, the Company filed today a shelf registration statement on Form S-3 (the Registration Statement) with the Securities and Exchange Commission (the SEC) to provide additional financial flexibility. If and when the Registration Statement is declared effective by the SEC, the Company will have the ability to sell up to $35 million of its common stock in one or more offerings. Currently, there are no plans to use the Registration Statement; however the Company believes that it will provide another source of liquidity in addition to the alternatives already in place.  The terms of any offering under the Registration Statement will be established at the time of any offering.

The Registration Statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, March 18, 2010. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the SEC over the last 12 months, copies of which are available from the SEC or from the Company upon request.
# # #

Winnebago Industries, Inc.
Unaudited Statements of Income
(In thousands, except percent and per share data)
	Quarter Ended
	February 27, 2010		February 28, 2009
Net revenues	$110,529	100.0%	$31,808	100.0%
Cost of goods sold	105,745	95.7%	43,600	137.1%
Gross profit (deficit)	4,784	4.3%	(11,792)	(37.1)%
Operating expenses
Selling	3,102	2.8%	2,816	8.8%
General and administrative	3,540	3.2%	4,003	12.6%
Total operating expenses	6,642	6.0%	6,819	21.4%
Operating loss	(1,858)	(1.7)%	(18,611)	(58.5)%
Financial income	364	0.3%	633	2.0%
Loss before income taxes	(1,494)	(1.4)%	(17,978)	(56.5)%
Benefit for taxes	(2,200)	(2.0)%	(7,597)	(23.9)%
Net income (loss)	$706	0.6%	$(10,381)	(32.6)%
Income (loss) per common share:
Basic	$0.02		$(0.36)
Diluted	$0.02		$(0.36)
Weighted average common shares outstanding:
Basic	29,080		29,037
Diluted	29,091		29,046

	Six Months Ended
	February 27, 2010		February 28, 2009
Net revenues	$191,546	100.0%	$101,206	100.0%
Cost of goods sold	186,238	97.2%	121,892	120.4%
Gross profit (deficit)	5,308	2.8%	(20,686)	(20.4)%
Operating expenses
Selling	6,331	3.3%	6,481	6.4%
General and administrative	6,812	3.6%	8,334	8.2%
Total operating expenses	13,143	6.9%	14,815	14.6%
Operating loss	(7,835)	(4.1)%	(35,501)	(35.0)%
Financial income	131	0.1%	1,157	1.1%
Loss before income taxes	(7,704)	(4.0)%	(34,344)	(33.9)%
Benefit for taxes	(7,066)	(3.7)%	(14,367)	(14.2)%
Net loss	$(638)	(0.3)%	$(19,977)	(19.7)%
Loss per common share:
Basic	$(0.02)		$(0.69)
Diluted	$(0.02)		$(0.69)
Weighted average common shares outstanding:
Basic	29,077		29,032
Diluted	29,088		29,041

Winnebago Industries, Inc.
Unaudited Condensed Balance Sheets
(In thousands)
	February 27, 2010	August 29, 2009
ASSETS
Current assets:
Cash and cash equivalents	$41,609	$36,566
Short-term investments	9,000	13,500
Receivables, net	20,344	11,717
Inventories	59,824	46,850
Income taxes receivable	559	17,356
Prepaid and other	2,844	3,425
Total current assets	134,180	129,414
Property and equipment, net	25,646	28,040
Assets held for sale	6,515	6,515
Long-term investments, less impairments	19,748	19,794
Investment in life insurance	22,999	22,451
Other assets	15,888	14,252
Total assets	$224,976	$220,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,110	$10,370
Short-term ARS borrowings	6,320	9,100
Income taxes payable	231	299
Accrued expenses	32,453	30,185
Total current liabilities	56,114	49,954
Long-term liabilities:
Unrecognized tax benefits	8,014	9,012
Postretirement health care and deferred compensation benefits, net of current portion	70,273	69,169
Total long-term liabilities	78,287	78,181
Stockholders' equity	90,575	92,331
Total liabilities and stockholders' equity	$224,976	$220,466

Winnebago Industries, Inc.
Unaudited Condensed Statement of Cash Flows
(In thousands)
	Six Months Ended
	February 27, 2010	February 28, 2009
Operating activities:
Net loss	$(638)	$(19,977)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,296	4,146
Stock-based compensation	291	526
Postretirement benefit income and deferred compensation expense	624	711
Deferred income taxes	—	(503)
Increase in cash surrender value of life insurance policies	(535)	(513)
Other	(15)	158
Change in assets and liabilities:
Inventories	(12,974)	37,818
Receivables and prepaid assets	(8,347)	1,290
Accounts payable and accrued expenses	8,975	(11,734)
Income taxes receivable and unrecognized tax benefits	15,983	(12,756)
Postretirement and deferred compensation benefits	(1,758)	(1,424)
Net cash provided by (used in) operating activities	4,902	(2,258)
Investing activities:
Proceeds from the sale of investments at par	4,700	8,500
Purchases of property and equipment	(943)	(1,344)
Other	(396)	(744)
Net cash provided by investing activities	3,361	6,412
Financing activities:
Payments for purchase of common stock	(249)	(162)
Payments of cash dividends	—	(3,489)
(Payments) borrowings on ARS portfolio	(2,780)	9,100
Proceeds from issuance of treasury stock	94	—
Other	(285)	—
Net cash (used in) provided by financing activities	(3,220)	5,449
Net increase in cash and cash equivalents	5,043	9,603
Cash and cash equivalents at beginning of period	36,566	17,851
Cash and cash equivalents at end of period	$41,609	$27,454

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries
	Quarter Ended				Change
Motor home unit deliveries:	February 27, 2010	Product Mix %	February 28, 2009	Product Mix %	Units	%
Class A Gas	378	34.1%	77	24.4%	301	390.9%
Class A Diesel	254	22.9%	45	14.3%	209	464.4%
Total Class A	632	57.0%	122	38.7%	510	418.0%
Class B	64	5.8%	8	2.5%	56	700.0%
Class C	413	37.2%	185	58.8%	228	123.2%
Total deliveries	1,109	100.0%	315	100.0%	794	252.1%

	Six Months Ended				Change
Motor home unit deliveries:	February 27, 2010	Product Mix %	February 28, 2009	Product Mix %	Units	%
Class A Gas	613	32.2%	242	24.9%	371	153.3%
Class A Diesel	434	22.8%	163	16.8%	271	166.3%
Total Class A	1,047	55.0%	405	41.7%	642	158.5%
Class B	126	6.6%	43	4.4%	83	193.0%
Class C	730	38.4%	523	53.9%	207	39.6%
Total deliveries	1,903	100.0%	971	100.0%	932	96.0%

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)
	As of				Change
Sales order backlog:	February 27, 2010	Product Mix	February 28, 2009	Product Mix	Units	%
Class A Gas	372	32.1%	67	20.0%	305	455.2%
Class A Diesel	263	22.7%	27	8.1%	236	874.1%
Total Class A	635	54.8%	94	28.1%	541	575.5%
Class B	16	1.4%	9	2.7%	7	77.8%
Class C	508	43.8%	232	69.2%	276	119.0%
Total backlog*	1,159	100.0%	335	100.0%	824	246.0%

Total approximate revenue dollars (in thousands)	$110,916		$27,389		$83,527	305.0%
Dealer inventory	2,022		2,918		(896)	(30.7)%

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.